UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

July 2, 2015

Date of Report (Date of earliest event reported)

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 001-09718

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PNC Plaza

249 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2707

(Address of principal executive offices, including zip code)

(412) 762-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 2, 2015, the board of directors (the “Board”) of The PNC Financial Services Group, Inc. (“PNC”) increased the number of directors from 13 to 14 and appointed Gregory D. Wasson to serve on the Board and its Audit Committee effective immediately. Mr. Wasson was also appointed as a director of PNC Bank, National Association. The Board determined that Mr. Wasson is independent in accordance with the director independence standards established by the New York Stock Exchange. Mr. Wasson will receive compensation in accordance with PNC’s non-employee director compensation program described in PNC’s 2015 Proxy Statement filed with the U.S. Securities and Exchange Commission on March 17, 2015.

Mr. Wasson is the former president and chief executive officer of Walgreens Boots Alliance, the first global pharmacy-led, health and wellbeing enterprise. Mr. Wasson joined Walgreens in 1980 while a pharmacy student at Purdue University. A registered pharmacist, he was appointed to positions of increasing responsibility throughout his 35-year career at Walgreens, including president of Walgreens Health Initiatives in 2002, senior vice president of Walgreens in 2004, executive vice president in 2005 and president and chief operating officer of Walgreens in 2007. In 2009, Mr. Wasson became the president and CEO and a member of the Walgreens board.

As president and chief executive officer of Walgreen Co., Mr. Wasson led a major transformation of the United States’ largest retail community pharmacy chain, including the company’s 2010 acquisition of Duane Reade pharmacies and its 2011 acquisition of drugstore.com. In 2012, Mr. Wasson launched Walgreens 2-step global merger with Alliance Boots, a leading pharmacy, health and beauty group in Europe. The transaction was completed in December 2014.

In addition, Mr. Wasson has been a director of Verizon Communications Inc. since 2013. He currently serves on the board of the Museum of Science and Industry and World Business in Chicago and as a member of The Business Council.

Mr. Wasson received a bachelor’s degree in pharmacy from the Purdue University School of Pharmacy in West Lafayette, IN in 1981.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.
(Registrant)

Date: July 2, 2015	By:	/s/ Gregory H. Kozich
		Name:	Gregory H. Kozich
		Title:	Senior Vice President and Controller